Exhibit 10.2

AMENDMENT TO SEVERANCE AGREEMENT

This AMENDMENT TO CARMAX, INC. SEVERANCE AGREEMENT (the “Amendment”), is made on this 31st day of August, 2016 (the “Effective Date”), by and between CarMax, Inc. (“CarMax”) and Thomas J. Folliard (the “Associate”);

WHEREAS, CarMax and the Associate executed the Severance Agreement, effective as of January 6, 2015 (the “Agreement”); and

WHEREAS, CarMax and the Associate desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth herein and in the Agreement, and for other good and valuable consideration, including the modification of certain outstanding equity award agreements and the potential payment of a future Annual Bonus (as defined in the Agreement), the receipt and sufficiency of which are hereby acknowledged, CarMax and the Associate, intending to be legally bound, agree as follows:

I. The first sentence of Section 8.4 of the Agreement shall be deleted in its entirety and replaced with the following:
During the Executive’s employment with CarMax and for a period of twenty-four (24) months following the last day of the Executive’s service on the CarMax board of directors, but no earlier than August 31, 2020 (the “Restricted Period”), the Executive will not, directly or indirectly, compete with CarMax by acting “in a competitive capacity” (as defined below), for, or on behalf of, any person or entity operating or developing, during the Restricted Period, a business that provides or intends to provide activities, products or services that are the same or substantially similar to, and competitive with, the business of CarMax as of Executive’s last day of service on the CarMax board of directors (each, a “Competitor”) within any Metropolitan Statistical Area (as defined by the United States Office of Management and Budget) in which CarMax has a retail store site as of Executive’s last day of service on the CarMax board of directors.

II. Section 8.5 shall be deleted in its entirety and replaced with the following:

A business, including any Competitor, or any of its respective subsidiaries or affiliates, will not be considered to be in competition with CarMax for purposes of Article 8 if the business, or operating unit of the business, or its respective subsidiaries or affiliates, by which the Executive will be or is employed (i) does not have within the twenty-four (24) months preceding the Executive’s last day of service on the CarMax board of directors, annual gross revenues (calculated on a rolling 12-month basis) of at least $5,000,000 derived from the sale and servicing of new or used vehicles; or (ii) is not projected (by the business or operating unit of the business) to have within the twenty-four (24) months following the Executive’s last day of service on the CarMax board of directors, annual gross revenues (regardless of how calculated) of at least $5,000,000 derived from the sale and servicing of new or used vehicles.

III. The first sentence of Article 9 shall be deleted in its entirety and replaced with the following:

The Executive agrees that during the Executive’s employment with CarMax and for a period of twenty-four (24) months following the last day of the Executive’s service on the CarMax board of directors, but no earlier than August 31, 2020, the Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of CarMax with whom the Executive had material business-related contact on behalf of CarMax, to leave employment with CarMax for any reason whatsoever (the “Covenant Not to Solicit”).

IV. A new Article 19. shall be added to the Agreement:

Article 19.     Protected Rights

Notwithstanding any other terms and conditions of this Agreement:

Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.

V. The final paragraph of Section 4. of Exhibit A shall be deleted in its entirety and replaced with the following:

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s rights of indemnification and directors and officers liability insurance coverage to which the Executive was entitled immediately prior to __________ __, 20__ with regard to the Executive’s service as an officer and director of the Company (including, without limitation, under Article 15 of the Severance Agreement); (ii) Employee’s rights under any tax-qualified pension plan or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (iii) Employee’s rights under Article 7 or Article 11 of the Severance Agreement, as the case may be; (iv)

Employee’s rights as a stockholder of the Company; (v) Employee’s right to file charges or complaints with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), although Employee waives the Executive’s right to recover any damages or other relief in any claim or suit brought by or through the Government Agencies on behalf of Employee under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law, provided, however, this Agreement and General Release does not limit Employee’s right to receive an award for information provided to any Government Agencies; and (vi) Employee’s rights that cannot be released by private agreement under applicable law.

VI. The second sentence of Section 7. of Exhibit A shall be deleted in its entirety and replaced with the following:

Employee further understands that this Agreement and General Release does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

IN WITNESS WHEREOF, CarMax and the Associate have executed and delivered this Amendment effective as of the Effective Date.

Thomas J. Folliard	CarMax, Inc.
By: /s/ Thomas J. Folliard	By: /s/ William D. Nash
William D. Nash
President